EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Stock Exchange Announcement

1 December 2005

Shire plc (the “Company”)

The Company announces that on 1 December 2005 it was notified of the acquisition in London, on that day, of ordinary shares in the Company by a Director, and an acquisition by a Person Discharging Managerial Responsibilities, following exercises of options held under the Shire plc Sharesave Scheme. The exercise price was £5.02.

Notification of the acquisition of shares by a Director

1,882 ordinary shares of 5p each in the Company were acquired by Mr Angus Russell, Chief Financial Officer, being 0.0004% of the issued shares of that class. As a result of this transaction, Mr Russell has a total interest of 1,882 ordinary shares in the Company.

Notification of the acquisition of shares by a Person Discharging Managerial Responsibilities

1882 ordinary shares of 5p each in the Company were acquired by Ms Tatjana May, General Counsel, Company Secretary and Executive Vice President Global Legal Affairs, being 0.0004% of the issued shares of that class. As a result of this transaction, Ms May has a total interest of 2,606 ordinary shares in the Company being 0.0005% of the issued shares of that class.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+	44 1256 894 160
	Brian Piper (North America)	+	1 484 595 8252

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system, gastrointestinal, general products and human genetic therapies - all being areas in which Shire has a commercial presence. The

Registered in England 2883758 Registered Office as above

structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results. Shire’s strategy is to develop and market products for specialty physicians. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com